SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549


                                 FORM 8-K


                              CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of
                   The Securities Exchange Act of 1934

                     DATE OF EARLIEST EVENT REPORTED:

                             DECEMBER 31, 1997

                          HAMPSHIRE FUNDING, INC.
          (Exact Name of registrant as specified in its charter)


     State or other        Commission        IRS Employer
     jurisdiction of       File Number:      Identification
     incorporation:                          Number:
     New Hampshire         2-79192           No. 02-0277842


                             One Granite Place
                       Concord, New Hampshire 03301
                 (Address of principal executive offices)

            Registrant's telephone number, including area code
                              (603)-226-5000

                             Page 1 of 2 pages


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                   INFORMATION TO BE INCLUDED IN REPORT


     Item 5.   Other Events

          The registrant may, at its option, report under this item any events with respect to which information is not otherwise called for by this form, that the registrant deems important to security holders.

          On December 31, 1997 registrant changed its method of financing its Programs. The registrant's indebtedness under the Revolving Credit Agreement previously in effect with SunTrust Bank was repaid in full. The funds for this repayment were provided principally from new funding arrangements established with the assistance of The First National Bank of Chicago ("FNBC").

          Under the new arrangements, the registrant transferred and assigned its ownership in substantially all of its Receivables from Program participants to Preferred Receivables Funding Corporation ("PREFCO"), a commercial paper conduit sponsored by FNBC, under a Receivables Purchase Agreement. It is anticipated that PREFCO will issue commercial paper from time to time, to fund these new arrangements, with FNBC providing a liquidity backup by agreeing to purchase the Receivables from PREFCO under certain circumstances including the inability of PREFCO to issue sufficient commercial paper. Registrant will continue to act as servicer of the Programs.

          FNBC's backup commitment expires June 30, 1998 but the registrant expects that the commitment will be renewed from time to time until all Programs terminate, although there can be no assurance that renewals will be successfully negotiated. If they cannot, FNBC would purchase the Receivables from PREFCO but would not be required to provide further lending for future participant interest, fees and life insurance premiums.


                                    HAMPSHIRE FUNDING, INC.



                            By::/s/ Robert A. Reed
                                    Vice President


     Date:  January 15, 1998